Exhibit 99.1

Supermicro® Announces Closing of Refinancing

SAN JOSE, Calif. -- April 19, 2018 (BUSINESS WIRE) -- Super Micro Computer, Inc. (NASDAQ:SMCI), a global leader in high-performance, high-efficiency server, storage technology and green computing, today announced that the Company has closed an expanded new credit facility, replacing its existing amended credit facility. The new credit facility led by Bank of America Merrill Lynch received commitments from syndicate banks for an amount in excess of $250 million for a 60% increase in borrowing capacity. In addition, the new credit facility provides a conversion opportunity to expand borrowing capacity to $400 million, after certain conditions have been met.

“As Supermicro continues its strong growth momentum, it was imperative that we increase our network of relationship banks as well as total liquidity. Our new increased credit facility of $250 million in addition to our other existing credit facility allows an upside in borrowing capacity to meet our immediate growth objectives,” said Kevin Bauer, Chief Financial Officer. “We are pleased to enter into this new corporate credit facility, which provides flexibility for future capacity while we continue to execute on our long term growth strategy.”

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to the status of the Company’s compliance with its existing loan agreements. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties, including those set forth in the Company’s filings with the Securities and Exchange Commission under the caption "Risk Factors".

About Super Micro Computer, Inc.

Supermicro®, a global leader in high-performance, high-efficiency server technology and innovation is a premier provider of end-to-end green computing solutions for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro's advanced Server Building Block Solutions® offer a vast array of components for building energy-efficient, application-optimized, computing solutions. Architecture innovations include Twin, TwinPro, FatTwin™, Ultra Series, MicroCloud, MicroBlade, SuperBlade®, Double-sided Storage®, Battery Backup Power (BBP®) modules and WIO/UIO.

Products include servers, blades, GPU systems, workstations, motherboards, chassis, power supplies, storage, networking, server management software and SuperRack® cabinets and accessories, delivering unrivaled performance and value.

Founded in 1993 and headquartered in San Jose, California, Supermicro is committed to protecting the environment through its "We Keep IT Green®" initiative. The Company has global logistics and operations centers in Silicon Valley (USA), the Netherlands (Europe) and its Science & Technology Park in Taiwan (Asia).

Supermicro, FatTwin, TwinPro, SuperBlade, Double-Sided Storage, BBP, SuperRack, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

All other brands, names and trademarks are the property of their respective owners.

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Investor Relations Contact
Super Micro Computer, Inc.
Perry G. Hayes, 408-895-6570
SVP, Investor Relations